As filed with the Securities and Exchange Commission, via EDGAR, on June 27,
2001
                                                 REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             LIBERTY PROPERTY TRUST
             (Exact name of Registrant as specified in its charter)

             MARYLAND                                           23-7768996
   (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)

              65 VALLEY STREAM PARKWAY, MALVERN, PENNSYLVANIA 19355
                                 (610) 648-1700

          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             JAMES J. BOWES, ESQUIRE
                            65 VALLEY STREAM PARKWAY
                           MALVERN, PENNSYLVANIA 19355
                                 (610) 648-1700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 with a copy to:

                           RICHARD A. SILFEN, ESQUIRE
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 963-5000


      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ________

         If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]


                         CALCULATION OF REGISTRATION FEE

                                                                               Proposed
                                                           Proposed             Maximum
                                          Amount            Maximum            Aggregate         Amount of
      Title of Shares to be                to be        Offering Price         Offering         Registration
            Registered                  Registered        Per Unit (1)         Price (1)            Fee
            ----------                  ----------        ------------         ---------            ---
   Common Shares of Beneficial
           Interest, $0.001 par           57,612             $29.15            $1,679,390            $420
                value (2)

(1) Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(o) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of the common shares of beneficial interest of Liberty Property Trust on the New York Stock Exchange on June 20, 2001.

(2) Includes rights to purchase Series A Junior Participating Preferred Shares of the Trust. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the common shares.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS, MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

To appear vertically in left margin of prospectus:

The information in this prospectus is not complete and may be changed or supplemented. We cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.

                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JUNE 27, 2001

PROSPECTUS

                                  57,612 SHARES
                             LIBERTY PROPERTY TRUST
                      COMMON SHARES OF BENEFICIAL INTEREST

         This prospectus may be used only in connection with the resale by one of our shareholders, from time to time, of up to 57,612 of our common shares. These common shares will be sold by the shareholder for his own account, and we will not receive any proceeds from the sale of these common shares. These shareholder received the common shares in exchange for units of limited partnership interest in our operating partnership, Liberty Property Limited Partnership.

         This shareholder may offer the common shares to purchasers in transactions on the New York Stock Exchange, in negotiated transactions or by other methods, at varying prices. For a fuller description of the various methods by which the common shares may be sold, see the section of this prospectus entitled "Plan of Distribution."

         The common shares are traded on the New York Stock Exchange under the symbol "LRY." On June 26, 2001, the last reported sale prices of the common shares on the New York Stock Exchange was $29.86 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISKS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE COMMON SHARES.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS ____________, 2001.

                              ABOUT THIS PROSPECTUS

         This prospectus describes certain securities of Liberty Property Trust, which is a real estate investment trust. We sometimes refer to the Trust and Liberty Property Limited Partnership, the Trust's operating partnership, together, along with their subsidiaries and affiliates, using the words "we," "our" or "us," or as the "Company." As we describe below in the section entitled "Where to Find Additional Information," we have filed and plan to continue to file other documents with the SEC that contain information about us. Before you decide whether to invest in the common shares, you should read this prospectus and the information we otherwise file with the SEC.

                      WHERE TO FIND ADDITIONAL INFORMATION

         We are required by federal securities laws to file certain information with the SEC. You can access this material on the SEC's Internet website, at http://www.sec.gov. You can also read and copy this material at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at (800) 732-0330 for information on how the public reference room operates. In addition, the common shares are listed on the NYSE, and you can obtain our reports, proxy statements and other information about us at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

         We will also send you copies of the material we file with the SEC, free of charge, upon your request. Please call or write our Investor Relations department at:

                           65 Valley Stream Parkway
                           Malvern, Pennsylvania 19355
                           Telephone No.: (610) 648-1700

         The SEC allows us to "incorporate by reference" into this prospectus certain important information about us. This means that the information in this prospectus is not complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and incorporated by reference in, this prospectus.

         We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the offering described in this prospectus is completed:

                  (a) The Trust's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

                  (b) The Trust's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

                  (c) The Trust's Current Report on Form 8-K filed with the SEC on March 13, 2001;

                  (d) The description of the Trust's common shares contained in the Registration Statement on Form 8-A of the Trust registering the common shares under
                           Section 12 of the Securities Exchange Act of 1934;
                           and

                  (e) The description of the Trust's preferred share purchase rights contained in the Registration Statement on Form 8-A of the Trust registering the preferred shares purchase rights under Section 12 of the Securities Exchange Act of 1934.

         This prospectus is part of our registration statement. We have filed the registration statement with the SEC under the Securities Act of 1933 to register the common shares that we are offering by this prospectus. Not all of the information in the registration statement appears in this prospectus. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the SEC's offices or website as described above.

         You should rely on the information that is in this prospectus, or incorporated by reference. You should not, however, assume that the information that appears directly in this prospectus is accurate or complete as of any date other than the date on the front cover.

                                  RISK FACTORS

         Investing in the common shares can involve various risks. We have described below the risks that we believe are material to your investment decision.

RISKS THAT ARE GENERALLY APPLICABLE TO INVESTMENTS IN COMPANIES THAT OWN, OPERATE AND DEVELOP REAL ESTATE

         We Depend on Our Tenants and Our Ability to Renew Leases and Relet Space. Our cash flow from operations depends on our ability to lease space to tenants, on economically favorable terms, in our properties currently in operation and those under development. If our tenants do not renew their leases as they expire, we may not be able to relet the space. Some leases that are renewed, and some new leases for space that we relet, may have terms that are less economically favorable to us than current lease terms, or may require us to incur significant costs, such as for renovations. These events could adversely affect our cash flow from operations and our ability to make expected distributions to shareholders.

         Our cash flow from operations also could be adversely affected if one or more significant tenants fail to pay rent or become bankrupt. Also, if a tenant defaults on a lease, we may experience delays and costs in enforcing our rights as landlord.

         We could also be adversely affected by various facts and events over which we have no control, such as:

         - a lack of demand for space in the areas where our properties are located

         -    inability to attract tenants

         - economic or physical decline of the areas where our properties are located

         -    physical damage to our properties

         - the national, state and local economic climate and real estate conditions, such as oversupply of or reduced demand for space and changes in market rental rates

         -    the need to periodically renovate, repair and relet our space

         - increasing operating costs, including real estate taxes and utilities, which may not be passed through to tenants

         - defaults by our tenants or their failure to pay rent on a timely basis

         -    uninsured losses

         A significant portion of our expenses of real estate investments, such as mortgage and debt service payments, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a decrease in income from our properties.

         There are Risks Associated with Developing and Acquiring Properties. We intend to continue to develop and acquire properties. Our acquisition and development activities include the risks that:

         - our construction and leasing up of a property may not be completed on schedule, which could result in increased debt service expenses and construction costs

         - we may exceed our original or budgeted estimates, possibly making the property uneconomical

         - some acquisitions and developments may fail to perform in accordance with our expectations

         -    we may have to abandon some development projects

         Our development activities are also subject to risks relating to our inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

         We anticipate that future acquisitions and development will be financed through secured or unsecured financing, including our $450 million credit facility. Also, we intend to sell securities in capital markets. It is possible that financing on desirable terms may become unavailable, and that we would not be able to continue our acquisitions and development. If this occurs, our ability to distribute cash to our shareholders might be adversely affected. Also, our newly developed or acquired properties could be foreclosed on.

         If any particular property that we develop is not successful, we could lose more than we invested in that property.

         Real Estate Investments Are Illiquid, and We May Not Be Able to Sell Properties When Appropriate. Real estate generally cannot be sold quickly. We may not be able to alter our portfolio or properties promptly in response to economic or other conditions. In addition, provisions of the Internal Revenue Code limit a REIT's ability to sell properties in some situations when it may be economically advantageous to do so, thereby adversely affecting returns to our shareholders and adversely impacting our ability to meet our obligations to the holders of our other securities.

         We Experience Competition in Our Industry. We experience a great deal of competition in locating land to develop, properties to acquire and tenants for properties. If the availability of land for development or high quality properties to acquire in our markets diminishes, our operating results could be adversely affected.

         Increasing Operating Costs Could Adversely Affect Cash Flow. Our properties are subject to operating risks common to commercial real estate, any and all of which could adversely affect occupancy or rental rates. Our properties are subject to increases in our operating expenses such as cleaning, electricity, heating, ventilation and air conditioning; elevator repair and maintenance; insurance and administrative costs; and other costs associated with security, landscaping, repairs and maintenance of our properties. While our tenants generally are currently obligated to pay a portion of these costs, there is no assurance that tenants will agree to pay these costs upon renewal or that new tenants will agree to pay these costs initially. If operating expenses increase in some or all of our markets, we may not be able to increase rents in all of these markets so as to meet increased expenses without at the same time decreasing occupancy rates. If this occurs, our ability to pay distributions to our shareholders and service our indebtedness could be adversely affected.

         Some Potential Losses Are Not Covered by Insurance. We carry comprehensive liability, fire, extended coverage and rental loss insurance on all of our properties. However, losses arising from acts of war or relating to pollution are not generally insured because they are either uninsurable or not economically insurable. If an uninsured loss or a loss in excess of insured limits should occur, we could lose our capital invested in a property, as well as any future revenue from the property. We would nevertheless remain obligated on any mortgage indebtedness or other obligations related to the property.

         There Are Possible Environmental Liabilities in our Operations. Various federal, state and local laws, ordinances and regulations designed to protect the environment may require us to investigate and clean up damage to our properties from hazardous materials. These environmental laws often impose liability regardless of whether we knew of, or were responsible for, the damage. Also, the presence of hazardous materials on a property, or the damage caused by those materials, may make it impossible to sell or rent the property or use it as collateral. Our liability for the costs of cleaning up environmental damage is generally not limited under environmental laws and could exceed the value of the property and/or our aggregate assets. Also, private plaintiffs can sue us for personal injury or initiate other causes of action if hazardous materials are found on our properties.

         We may incur environmental liability on some of our properties, and may have to comply with rules and regulations regarding business-related activities on our properties as they affect the environment. Our failure to comply with those requirements could result in difficulty in leasing or selling any affected property or in our incurrence of monetary penalties and fines in addition to the costs necessary to attain compliance.

RISKS APPLICABLE TO OUR EFFORTS TO ENTER NEW MARKETS

         At times we may attempt to expand our operations into markets where we do not currently operate. When we determine whether to enter a new market, we consider the market's demographics, job growth, employment, real estate fundamentals and competition. We may not be able to find attractive new markets, and we may not achieve our anticipated results in the new markets we do enter. If this occurs, our cash from operations may be adversely affected.

WE DEPEND ON CONDITIONS IN OUR PRIMARY MARKETS

         Our properties are located principally in specific geographic areas in the Southeastern, Mid-Atlantic and Midwestern United States, and our performance is therefore dependent on economic conditions in these areas. Like much of the country, these areas have experienced periods of economic decline.

DEBT SERVICING AND REFINANCING, INCREASES IN INTEREST RATES AND FINANCIAL COVENANTS COULD ADVERSELY AFFECT OUR ECONOMIC PERFORMANCE

         We May Not be Able to Access Financial Markets to Obtain Capital. In order to qualify as a REIT for federal income tax purposes, we are required to distribute 90% of our taxable income to our shareholders each year. As a result, we rely on third party capital sources for many of our capital needs, including capital for acquisitions and development. The public debt and equity markets are among the sources we rely on. There is no guarantee that we will be able to access these markets, or any other source of capital. Our ability to access the public debt and equity markets depends on a variety of factors, including:

         -    general economic conditions affecting these markets

         -    our own financial structure and performance

         -    the market's opinion of REITs in general

         -    the market's opinion of REITs that own properties like ours

         We Are Indebted to Various Lenders and May Suffer Adverse Effects as a Result of the Terms of this Debt. Our required payments on the mortgages and other indebtedness on some of our properties generally are not reduced if the economic performance of the property declines. If the economic performance of a property declines, our income, cash flow from operations and cash available for distribution to our shareholders will be reduced. If we cannot make payments on our debt, we could sustain a loss, suffer foreclosures by mortgagees or suffer judgments against us.

         Further, some of our obligations, including our credit facility, contain cross-default and/or cross-acceleration provisions, which means that a default on one obligation may constitute a default on other obligations.

         Also, some of our indebtedness, including that incurred under our credit facility, bears interest at variable rates and we therefore are at risk of increasing interest rates. If interest rates increase, we may not be able to refinance the credit facility, or any other indebtedness, on attractive terms. We also may not be able to refinance any indebtedness we incur in the future.

         Finally, we may not be able to obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

         Rising Market Interest Rates Could Adversely Affect Cash Flow. Increases in interest rates could increase our operating partnership's interest expense, which could adversely affect the ability to service our indebtedness or our ability to pay distributions to our shareholders. Outstanding advances under our credit facility bear interest at variable rates. In addition, we may incur indebtedness in the future that also bears interest at a variable rate.

WE ARE REQUIRED TO COMPLY WITH VARIOUS TAX LAWS

         We Could Suffer Adverse Consequences if We Fail to Qualify as a REIT. Although we believe that we qualify as a REIT under federal tax laws, we cannot be certain that we in fact qualify, or that we will remain qualified. Qualification as a REIT involves the application of highly technical and complex provisions of the Internal Revenue Code, as to which there are only limited judicial or administrative interpretations. The complexity of these provisions and of the related income tax regulations is greater in the case of a REIT that holds its assets in partnership form, as we do. Moreover, no assurance can be given that new tax laws will not significantly affect our qualification as a REIT or the federal income tax consequences of such qualification. New laws could be applied retroactively, which means that our past operations could be found to be in violation, which would have a negative effect on our business. Presently, we have no reason to expect a change in the tax laws that would significantly and adversely affect our qualification and operation as a REIT.

         If we fail to qualify as a REIT in any taxable year, we would not be able to deduct our distributions to shareholders when computing our taxable income. If this happened, we would be subject to federal income tax on our taxable income at regular corporate rates. Also, we could be prevented from qualifying as a REIT for the four years following the year in which we were disqualified. Further, if we requalified as a REIT after failing to qualify, we might have to pay the full corporate-level tax on any unrealized gain in our assets during the period we were not qualified as a REIT. We would then have to distribute to our shareholders the earnings we accumulated while we were not qualified as a REIT. These additional taxes would reduce our funds available for distribution to our shareholders for each of the years involved. In addition, while we were disqualified as a REIT, we would not be required by the Internal Revenue Code to make distributions to our shareholders.

         Although we intend to continue to operate and qualify as a REIT, future economic, market, legal, tax or other considerations may cause our Board of Trustees to revoke our election to qualify as a REIT. This decision requires the consent of the holders of a majority of the voting interests of all of our outstanding common shares.

         For more information about federal income tax law as it affects us, including a discussion of the qualification of the Operating Partnership as a partnership for federal income tax purposes, see section of this prospectus entitled "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership-Classification as a Partnership".

         Certain Officers and Trustees of the Trust May Not Have the Same Interests as Our Shareholders as to Certain Tax Laws. Certain officers and trustees of the Trust own units of limited partnership interest in the Operating Partnership. These units may be exchanged for our common shares. The officers and trustees who own those units and have not yet exchanged them for our common shares may suffer different and more adverse tax consequences than holders of our common shares suffer in certain situations:

         -    when certain of our properties are sold

         -    when debt on those properties is refinanced

         -    if we are involved in a tender offer or merger

The Trust also owns units in the Operating Partnership. Because the Trust, as well as the trustees and officers who own units, face different consequences than our shareholders do, the Trust and those trustees and officers may have different objectives as to these transactions than our shareholders do.

RISKS APPLICABLE TO LIMITATIONS ON THE CHANGE OF CONTROL OF THE TRUST

         Our Shares have an Ownership Limit. To qualify as a REIT, five or fewer individuals cannot own, directly or indirectly, more than 50% in value of our outstanding shares of beneficial interest. To this end, our Declaration of Trust, among other things, generally prohibits any holder of the Trust's shares from owning more than 5.0% of the Trust's outstanding shares of beneficial interest, unless that holder gets the consent of our Board of Trustees. This limitation could prevent the acquisition of control of the Company by a third party without the consent of our Board of Trustees.

         We Have a Staggered Board and Certain Restrictive Nominating Procedures. Our Board of Trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three-year terms as that class' term expires. The terms of the Class I, Class II and Class III trustees expire in 2004, 2002 and 2003, respectively. Any nominee for trustee must be selected under the nominating provisions contained in our Declaration of Trust and By-Laws. The staggered terms for trustees and the nominating procedures may affect our shareholders' ability to take control of the Company, even if a change in control was in the shareholders' interest.

         Our Board Can Issue Preferred Shares. Our Declaration of Trust authorizes our Board of Trustees to issue preferred shares of beneficial interest and to establish the preferences and rights of any shares issued. The issuance of preferred shares could have the effect of delaying, making or preventing a change of control of the Company, even if a change in control was in the shareholders' interest.

         We Have a Poison Pill. Under our shareholder rights plan, rights are issued along with each of the Trust's common shares. Holders of these rights can purchase from us, under certain conditions, a portion of a preferred share of beneficial interest, or receive common shares of the Trust, or common shares of an entity acquiring us, or other consideration, having a value equal to twice the exercise price of the right. The exercise price of the right is $200. This arrangement is often called a "poison pill." Our poison pill could have the effect of delaying or preventing a change of control of the Company, even if a change in control was in the shareholders' interest.

         Limitations on Acquisition of And Changes in Control Pursuant to Maryland Law. The Maryland General Corporation Law contains provisions which are applicable to the Trust as if the Trust were a corporation. Among these provisions is a section, referred to as the "control share acquisition statute," which eliminates the voting rights of shares acquired in quantities so as to constitute "control shares," as defined under the MGCL. The MGCL also contains provisions applicable to us that are referred to as the "business combination statute," which would generally limit business combinations between the Company and any 10% owners of the Trust's shares or any affiliate thereof. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change in control of our company under circumstances that otherwise could provide the holders of our common shares with the opportunity to realize a premium over the then current market price.

VARIOUS FACTORS COULD HURT THE MARKET VALUE OF OUR PUBLICLY TRADED SECURITIES

         Market Conditions Could Change for the Worse. As with other publicly traded securities, the value of our publicly traded securities depends on various market conditions, which may change from time to time. In addition to general economic and market conditions and our particular financial condition and performance, the value of our publicly traded securities could be affected by, among other things, the extent of institutional investor interest in us and the market's opinion of REITs in general and, in particular, REITs that own and operate properties similar to ours.

         The market value of the equity securities of a REIT may be based primarily upon the market's perception of the REIT's growth potential and its current and future cash distributions, and may be secondarily based upon the real estate market value of the underlying assets. Our failure to meet the market's expectations with regard to future earnings and cash distributions likely would adversely affect the market price of our common shares.

         Rising Market Interest Rates Could Harm the Market Prices of Our Securities. If market interest rates increase, purchasers of the Trust's common shares may demand a higher annual yield on the price they pay for their shares. This could adversely affect the market price of the Trust's common shares.

WE MAKE FORWARD-LOOKING STATEMENTS WHICH MAY NOT COME TRUE

         The Private Securities Litigation Reform Act of 1995 provides us with a "safe harbor" for forward-looking statements we make. This means that we may not be liable to our shareholders if the projections we make about our future operations or performance do not come true. Certain materials that we have filed or will file with the SEC, and that we incorporate by reference in this Prospectus, contain forward-looking statements. These may include projections about the performance of properties we acquire (including pro forma financial information that we file about those properties) and other business development activities. We may also make forward-looking statements about future capital expenditures, access to financing sources, the effects of regulations (including environmental regulations) and competition in our operations. These forward-looking statements involve important risks and uncertainties that could significantly affect our future results, which may not meet our expectations. Among other things, these risks and uncertainties could include the types of risks discussed in this "Risk Factors" section.

                                   THE COMPANY

         Liberty Property Trust (the "Trust") is a self-administered and self-managed Maryland real estate investment trust ("REIT") that was formed to continue and expand the commercial real estate business of Rouse & Associates, a developer and manager of commercial real estate in the Southeastern, Mid-Atlantic and West Coast markets, founded in 1972. We provide leasing, property management, acquisition, development, construction and design management and other related services to our portfolio of industrial and office properties.

         On a consolidated basis, substantially all of the Trust's assets are owned directly or indirectly by, and all of the Trust's operations are conducted directly or indirectly by, Liberty Property Limited Partnership (the "Operating Partnership"). The Trust is the sole general partner and also is a limited partner of the Operating Partnership. Unless the context otherwise requires, as used in this Prospectus, (i) the term "Operating Partnership" includes Liberty Property Limited Partnership and its subsidiaries (and, where the context indicates, its predecessor entities, Rouse & Associates, a Pennsylvania general partnership, and certain affiliated entities) and (ii) the term "Company" includes the Trust and the Operating Partnership.

         Our executive offices are located at 65 Valley Stream Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its primary markets.

                               SELLING SHAREHOLDER

         The following table contains information as to the beneficial ownership of the common shares by the shareholder referred to on the cover of this prospectus (the "Selling Shareholder"). This information is given as of the date of this prospectus. Assuming the sale by the Selling Shareholder of all of the common shares available for resale under this prospectus, the Selling Shareholder will not own any of our outstanding common shares.

                                                       PRE-OFFERING                           POST-OFFERING (1)
                                                       ------------                           -----------------
                                          TOTAL NUMBER
                                           OF COMMON                                   TOTAL NUMBER OF
                                             SHARES                       COMMON        COMMON SHARES
                                          BENEFICIALLY    PERCENTAGE      SHARES         BENEFICIALLY    PERCENTAGE OF
          SELLING SHAREHOLDER                OWNED       OF CLASS (2)    OFFERED            OWNED          CLASS (2)
          -------------------                -----       ------------    -------            -----          ---------
Robert Lux                                   57,612            *          57,612               0               0%

----------------

*        Indicates less than one percent.

(1) Assumes the sale of all common shares offered by this prospectus by each Selling Shareholder to third parties unaffiliated with any Selling Shareholder.

(2) These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934 and the rules thereunder.

         The Selling Shareholder has not had any material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the units of limited partnership interest in exchange for which the common shares were issued.

         Under the terms of a Registration Rights Agreement entered into by the Company and the Selling Shareholder at the time the Selling Shareholder received the units which he exchanged for the common shares, the Company agreed to register the common shares for resale by the Selling Shareholder to permit the resale of the common shares from time to time in the market or in privately-negotiated transactions. The Company will prepare and file any amendments and supplements to the registration statement that may be necessary in accordance with the rules and regulations of the Securities Act to keep the registration statement effective for the period reasonably necessary for the Selling Shareholder to complete his proposed offering of the common shares.

         The Company has agreed to bear certain expenses (other than broker discounts, commissions and the Selling Shareholder's legal fees, if any) in connection with the registration of these common shares.

                        FEDERAL INCOME TAX CONSIDERATIONS
             WITH RESPECT TO THE TRUST AND THE OPERATING PARTNERSHIP

         The following summary of the material federal income tax considerations with respect to the Trust and the Operating Partnership regarding the offering of the common shares is based on current law, is for general information only and is not intended as tax advice. The tax treatment of a holder of any of the common shares will vary depending on such holder's particular situation, and this summary is addressed only to holders that hold the common shares as capital assets and does not attempt to address all aspects of federal income taxation relating to holders of the common shares. Nor does it discuss all of the aspects of federal income taxation that may be relevant to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, persons holding a position in a hedging transaction, regulated investment companies and pension funds) who are subject to special treatment under the federal income tax laws.

         EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON SHARES AND OF THE TRUST'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE TRUST

         Management of the Trust believes that, commencing with the Trust's taxable year ended December 31, 1994, the Trust has been organized and operated in such a manner as to qualify as a REIT under Sections 856 through 860 of the Code. The Trust intends to continue to operate in such a manner as to qualify for taxation as a REIT in the future, but no assurance can be given that it has or will remain qualified.

         The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Code sections that govern the federal income taxation of a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         Management of Trust believes that, commencing with the Trust's taxable year ended December 31, 1994, the Trust has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code for future taxable periods. It must be emphasized that Management's belief is based on certain assumptions and representations made by the Trust and the Operating Partnership as to factual matters. Moreover, such qualification and taxation as a REIT depend upon the Trust's future ability to meet, through actual annual operating results, requirements relating to asset ownership, distribution levels, the diversity of stock ownership requirements and the various other qualification tests imposed under the Code discussed below. Accordingly, no assurance can be given that the actual results of the Trust's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify."

         As a REIT, the Trust generally is not subject to federal corporate income taxes on its net income that it currently distributes to shareholders, provided it meets the applicable REIT requirements for qualification. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Trust will be subject to federal income or excise tax as follows. First, the Trust will be taxed at regular corporate rates on any undistributed real estate investment trust taxable income, including undistributed net capital gains. Second, under certain circumstances, the Trust may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Trust has (i) net income from the sale or other disposition of "foreclosure property" (generally property acquired by a REIT upon the default by a debtor with respect to indebtedness secured by the property or upon the default by a lessee where the REIT was the lessor) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate tax rate on such income. Fourth, if the Trust has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, and dispositions of property that occur due to involuntary conversion), such income will be subject to a 100% tax. Fifth, if the Trust should fail to satisfy the 75% gross income test or the 95% gross income test (discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (i) the gross income attributable to the greater of the amount by which the Trust fails the 75% test or the 95% test in the taxable year, multiplied by
(ii) a fraction generally intended to reflect the Trust's profitability. Sixth, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 90% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Trust acquires any asset from a corporation, where some or all of the gain from the taxable disposition of the asset would have been taxable to the corporation in a transaction in which the basis of the asset in the Trust's hands is determined by reference to the basis of the asset (or any other property) in the hands of such corporation, and the Trust recognizes gain on the disposition of such asset during the 10-year period following acquisition of the asset, then, pursuant to guidelines issued by the Internal Revenue Service (the "IRS"), to the extent of the "built-in gain" (the excess of the fair market value of the asset on the date acquired over its adjusted tax basis at that date in the case of assets acquired from a C corporation), such gain will be subject to tax at the Trust level at the highest regular corporate rate. The result described above with respect to the recognition of built-in gain assumes the Trust is eligible to make, and makes, an election pursuant to IRS Notice 88-19 or the temporary or final regulations issued under Section 337(d) of the Code.

REQUIREMENTS FOR QUALIFICATION

         The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities as "individuals" for these purposes); (7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all of the relevant filing and administrative requirements for REIT status; (8) that uses a calendar year for federal income tax purposes and complies with the record keeping requirements of the Code and regulations; and (9) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to
(4), inclusive, must be met during the entire taxable year and that condition
(5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the rule limiting ownership by five or fewer individuals, REIT shares held by a pension fund generally are treated as held proportionately by its beneficiaries and certain other attribution rules will apply.

         The Trust has satisfied and will continue to satisfy conditions (1) through (8) above. In making the "five or fewer individuals" determination, if treating interests in the Operating Partnership that can be converted into shares of the Trust as converted into outstanding shares would cause the Trust to fail that test, the interests are deemed to have been converted. In addition, the Trust's Declaration of Trust provides for restrictions regarding transfer of its shares, in order to assist the Trust in continuing to satisfy the share ownership requirements described in (5) and (6) above. Such transfer restrictions are included in the Trust's Declaration of Trust, filed as an exhibit to a report incorporated by reference herein. See "Where to Find Additional Information."

         Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" is not to be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and such items (as the case may be) of the REIT. A qualified REIT subsidiary is any corporation 100% of the stock of which is held by the REIT, regardless of whether the REIT has held such corporation's stock at all times during its existence. In applying the requirements described herein, the Trust's "qualified REIT subsidiaries" are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Trust.

         In the case of a REIT which is a partner in a partnership, Treasury Regulations (as defined below) provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, the Trust's proportionate share of the assets, liabilities and items of income of the Operating Partnership and the other partnerships through which the Trust's properties are owned (the "Property Partnerships") will be treated as assets, liabilities and items of income of the Trust for purposes of applying the requirements described herein. The references to the gross income or assets of the Trust, as discussed immediately below in "Income Tests" and "Assets Tests," include the Trust's proportionate share of the gross income or assets, as the case may be, of the Operating Partnership and the Property Partnerships. The Trust has control over the Operating Partnership and the Property Partnerships and intends to operate them in a manner that is consistent with the Trust's qualification as a REIT.

INCOME TESTS

         For the Trust to maintain its qualification as a REIT, the Trust must satisfy two tests based on the nature of the underlying gross income. These requirements must be satisfied annually. First, at least 75% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or certain types of "qualified temporary investment income." Second, at least 95% of the Trust's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

         Rents received by the Trust will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above provided that several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although a payment of rent generally is not excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Special rules apply where the tenant is a sublessor with respect to property to permit a REIT to receive rent determined by reference to the income or profits of the tenant in some cases. Second, the Code provides that rents received from a tenant do not qualify as "rents from real property" in satisfying the gross income tests if the REIT, directly or through the applicable ownership attribution rules, owns 10% or more, by voting power or value, of such tenant (a "Related Party Tenant") unless, for periods after December 31, 2000, the tenant is a taxable REIT subsidiary and specified applicable conditions are met. Although the Trust may lease portions of its properties to tenants that may constitute Related Party Tenants, the Trust does not believe that the rents attributable to such leases would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, the portion of rent attributable to such personal property will not qualify as "rents from real property." The Trust does not anticipate that the rent attributable to the personal property leased in connection with the real property will be greater than 15% of the total rent received under the lease or, if it was as to any particular lease or group of leases, that the rent attributable to the personal property would cause the Trust to fail to satisfy the 75% or 95% gross income tests. Finally, in order for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor that is adequately compensated and from whom the REIT derives no revenue; provided, however, that the Trust may directly perform services "usually and customarily" rendered in connection with the rental of space for occupancy only and that are not otherwise considered "rendered to the occupant" of the property. The Trust has represented that it does not and will not knowingly (i) charge rent for any property that is based in whole or in part on the income or profits of any person or (ii) directly perform services considered to be rendered to the occupant of property, other than services usually and customarily rendered in connection with the rental of space for occupancy only.

         The Trust is a self-managed REIT; i.e., the Operating Partnership performs all of the management and leasing functions with respect to the properties it owns, provided that the services called for do not cause the rents received with respect to those leases to fail to qualify as "rents from real property." To the extent that the services provided are not "usual and customary" under the foregoing rules, the Trust will employ a qualifying independent contractor to render the services. The Trust may provide property management and leasing services to third parties and will provide services to an affiliated entity for a fee.

         The Trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of a property (together, "Impermissible Services"), without otherwise qualifying rents from the property being classified as not "rents from real property." In order to qualify for this de minimis exception, the amount received by the Trust for Impermissible Services with respect to any property for any taxable year may not exceed 1% of all amounts received or accrued by the Trust during such taxable year with respect to such property. For purposes of the foregoing, the amount treated as "received" by the Trust for Impermissible Services will not be less than 150% of the Trust's direct cost in rendering such service. However, the amount of any income that the Trust receives for Impermissible Services will not be treated as "rents from real property" for purposes of the gross income tests. The Trust does not believe that the level of its gross income from Impermissible Services, if any, would cause the Trust to violate the 1% safe harbor as to any property.

         The Operating Partnership may receive fees in consideration of the performance of management and administrative services with respect to any properties that are not owned entirely by the Operating Partnership. Although a portion of such management and administrative fees generally will not constitute "qualifying income" for purposes of the 75% and 95% gross income tests, the Trust Management believes that the aggregate amount of such fees, if any (plus any income from Impermissible Services and other nonqualifying income), in any taxable year will not cause the Trust to fail the 75% and 95% gross income tests.

         For purposes of the gross income test, the term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the net income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Generally, the failure to satisfy either or both of the 75% and 95% gross income tests will cause the REIT status of the Trust to terminate with the taxable year in which the failure occurs. Relief from the adverse consequences of such failure is available if the Trust's failure to meet such tests was due to reasonable cause and not willful neglect, the Trust attaches a schedule of the nature and the sources of its gross income to its income tax return, and any incorrect information set forth on the schedule is not due to fraud with intent to evade tax. It is not possible to state whether, in all circumstances, the Trust would be entitled to the benefit of these relief provisions. As discussed above in "Taxation of the Trust," even if these relief provisions apply, a tax would be imposed with respect to the excess of 75% or 95% of the Trust's gross income over the Trust's qualifying income in the relevant category, whichever is greater.

ASSET TESTS

         The Trust, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Trust's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Trust owns an interest or held by "qualified REIT subsidiaries" of the Trust and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Trust), cash, cash items and government securities. Second, not more than 25% of the Trust's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Trust may not exceed 5% of the value of the Trust's total assets and the Trust may not own more than 10% of the value or voting power of any one issuer's outstanding voting securities (other than the stock of a qualified REIT subsidiary, of which the REIT is required to own all of the stock, of another real estate investment trust, or of a "grandfathered preferred stock subsidiary" or a taxable REIT subsidiary). This rule was amended recently to allow REITs to have a greater percentage ownership of the stock of "taxable REIT subsidiaries."

         Not more than 20% of the Trust's total assets may constitute securities issued by taxable REIT subsidiaries, and the 10% limit on voting power or value of securities issued by one issuer does not apply to securities of a taxable REIT subsidiary or a grandfathered preferred stock subsidiary. For these purposes, a taxable REIT subsidiary is any corporation in which the Trust owns an interest, that joins with the Trust in making an election to be treated as a taxable REIT subsidiary, and that does not engage in certain activities.

         The Operating Partnership owns 8.0% of the voting common stock and 100% of the non-voting common stock of Liberty Property Development Corp. and none of the voting common stock and 100% of the non-voting common stock of Liberty Property Development Corp.-II.

         These two companies are "grandfathered preferred stock subsidiaries" ("GPSS"). As a result, they are not subject to the 10% of value restrictions, as long as they do not engage in a substantial new line of business, acquire any substantial asset, or issue new securities to the Trust. The Operating Partnership also owns 100% of the outstanding stock of each of three companies with respect to which taxable REIT subsidiary elections have been made: Liberty Property Development Corp.-III, Liberty 2001 Corp., and Liberty UK Development Corp. Neither the Trust nor the Operating Partnership owns a material interest in the securities of any other corporate entities except entities that are qualified REIT subsidiaries.

         Based on its analysis of the estimated value of the securities of each GPSS owned by the Operating Partnership and of each of the taxable REIT subsidiaries owned by the Operating Partnership relative to the estimated value of the other assets of the Operating Partnership, the Trust has determined that its pro rata share of the securities of each GPSS does not exceed 5% of the total value of its assets and that its pro rata share of the securities of the taxable REIT subsidiaries combined does not exceed 20% of the total value of its assets. No independent appraisal will be obtained to support these conclusions. The 5% of value limitation and the 20% of value limitation must be satisfied each time the Trust increases its ownership of securities of any GPSS or taxable REIT subsidiary (including as a result of increasing its interest in the Operating Partnership as its limited partners exercise their conversion rights). Although the Trust plans to take steps to insure that it satisfies the 5% of value and 20% of value limitations, for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership's overall interest in any GPSS or taxable REIT subsidiary. The Trust plans to conduct the business of each GPSS so that these companies continue to qualify as a GPSS. The Trust and the Operating Partnership will monitor all changes in the ownership and operation of each GPSS, including changes in the ownership of the Operating Partnership, and will make the election to cause either or both of these companies to be treated as taxable REIT subsidiaries for the first calendar quarter in which the Trust acquires or receives any additional securities of either or both of such companies, or in which either or both of such companies acquires a substantial new asset or is engaged in a substantial new line of business that would cause it to lose GPSS status.

         After initially meeting the asset tests at the close of any quarter, the Trust will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of any quarter as may be required to cure any non-compliance.

ANNUAL DISTRIBUTION REQUIREMENTS

         To qualify as a REIT, the Trust is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 90% of the "REIT taxable income" of the Trust (computed without regard to the dividends paid deduction and the Trust's net capital gain) and (ii) 90% of the net taxable income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Trust timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent the Trust does not distribute all of the net capital gain or distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at the regular corporate tax rates applicable to such income. Furthermore, if the Trust should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Trust would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

         The Trust has made, and intends to make, timely distributions to its shareholders in amounts sufficient to satisfy the annual distribution requirements. The Operating Partnership, as the general partner of each Property Partnership, is authorized under the various partnership agreements to cause distributions to be made to their respective partners of all available cash to permit the Trust to meet the annual distribution requirement. It is possible that, from time to time, the Trust may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at REIT taxable income. Further, it is possible that, from time to time, the Trust may be allocated a share of net capital gain attributable to the sale of depreciable property which exceeds its allocable share of cash attributable to that sale. In such cases, the Trust may have less cash available for distribution than is necessary to meet the annual 90% distribution requirement or to avoid tax with respect to the capital gain or the excise tax imposed on certain undistributed income. To meet the 90% distribution requirement necessary to qualify as a real estate investment trust or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income, the Trust may find it appropriate to arrange for short-term (or possibly long-term) borrowings or to pay distributions in the form of taxable stock dividends. Any such borrowings for the purpose of making distributions to shareholders of the Trust are required to be arranged through the Operating Partnership.

         Under certain circumstances, the Trust may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Trust's deduction for dividends paid for the earlier year. Thus, the Trust may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Trust will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

         If the Trust fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Trust would be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders of the Trust in any year in which the Trust failed to qualify would not be deductible by the Trust nor would there be a requirement to make distributions. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders of the Trust would be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Trust would also be disqualified from taxation as a REIT for the four taxable years following the year in which qualification was lost. It is not possible to state whether in all circumstances the Trust would be entitled to such statutory relief.

OTHER TAX CONSIDERATIONS

         The Trust may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business. The state and local tax treatment of the Trust may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Trust.

         To the extent that the Trust engages in real estate development activities in foreign countries or invests in real estate located in foreign countries, the Trust's profits from such activities or investments will generally be subject to tax in the countries where such activities are conducted or such properties are located. The precise nature and amount of such taxation will depend on the laws of the countries where the activities are conducted or the properties are located. Although the Trust will attempt to minimize the amount of such foreign taxation, there can be no assurance as to whether or the extent to which measures taken to minimize such taxes will be successful. If the Trust satisfies the annual distribution requirements for qualification as a REIT and is, therefore, not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Trust will generally not be able to recover the cost of any foreign tax imposed on such profits from its foreign activities or investments by claiming foreign tax credits against its federal income tax liability on such profits. Moreover, the Trust will not be able to pass foreign tax credits through to its shareholders. As a result, to the extent that the Trust is required to pay taxes in foreign countries, the cash available for distribution to its shareholders will be reduced accordingly.

         The Operating Partnership will receive fees from an affiliated entity as consideration for services that the Operating Partnership will provide to such entity in connection with the development and management of the Kings Hill project in the United Kingdom ("U.K."). The amount of this fee income will not be qualifying income for purposes of the 75% or 95% gross income tests, although the Trust does not expect that the revenue derived from such services would cause it to fail the 75% or 95% gross income tests. The Trust may be subject to Corporation Tax in the U.K. at the rate of 33% on its share of such fee income if the Trust is deemed to have a branch or agency in the U.K. as a result of services that may be performed for such entity in the U.K. In addition, rental income received by the Trust with respect to leases of real property in the U.K. would be subject to U.K. withholding tax at the rate of 25%. It is possible that such rental income (together with any gain arising from the sale or other disposition of such properties) could instead be subject to Corporation Tax in the U.K. at the rate of 33% if the U.K. Inland Revenue did not regard the Trust as holding the properties for purposes of long term investment or if such income or gain were deemed attributable to a branch or agency of the Trust in the U.K. Such U.K. taxes will reduce the amount of cash available for distribution by the Trust to its shareholders out of such income.

TAX ASPECTS OF THE TRUST'S INVESTMENTS IN PARTNERSHIPS

         The following discussion summarizes certain federal income tax considerations applicable solely to the Trust's investment in the Operating Partnership and the Property Partnerships (collectively, the "Partnerships").

CLASSIFICATION AS A PARTNERSHIP

         The Trust will be required to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses, and the Trust and the Operating Partnership will be required to include in computing their income their respective distributive shares of the income and losses of the Property Partnerships only if the Operating Partnership and each of the Property Partnerships is classified, for federal income tax purposes, as a partnership rather than as an association taxable as a corporation.

         For taxable periods prior to January 1, 1997, an organization formed as a partnership was treated as a partnership rather than as a corporation for federal income tax purposes only if it possessed no more than two of the four corporate characteristics that the Treasury Regulations used to distinguish a partnership from a corporation. Although neither the Operating Partnership nor the Property Partnerships requested a ruling from the IRS that they would be classified as partnerships for Federal income tax purposes, rather than as associations taxable as corporations, the Trust believes that, based on the provisions of the respective partnership agreements of the Operating Partnership and each Property Partnership, and certain factual assumptions and representations as to each of them, the Operating Partnership and each Property Partnership will be treated as partnerships for federal income tax purposes and not as associations taxable as corporations. Effective January 1, 1997, newly promulgated Treasury Regulations eliminated the four-factor test described above and permitted partnerships and other non-corporate entities to be taxed as partnerships for federal income tax purposes without regard to the number of corporate characteristics possessed by such entity. Under those Regulations, both the Operating Partnership and each of the Property Partnerships will be classified as partnerships for federal income tax purposes unless an affirmative election is made by the entity to be taxed as a corporation. The Trust has represented that no such election has been made, or is anticipated to be made, on behalf of the Operating Partnership or any of the Property Partnerships. Under a special transitional rule in the Regulations, the IRS will not challenge the classification of an existing entity such as the Operating Partnership or a Property Partnership for periods prior to January 1, 1997 if: (i) the entity has a "reasonable basis" for its classification; (ii) the entity and each of its members recognized the federal income tax consequences of any change in classification of the entity made within the 60 months prior to January 1, 1997; and (iii) neither the entity nor any of its members had been notified in writing on or before May 8, 1996 that its classification was under examination by the IRS. Neither the Partnership nor any of the Property Partnerships changed their classification within the 60 month period preceding May 8, 1996, nor was any one of them notified that their classification as a partnership for federal income tax purposes was under examination by the IRS. Therefore, Operating Partnership and each of the Property Partnerships should continue to be taxed as partnerships for federal tax purposes.

         If for any reason the Operating Partnership or a Property Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, the Trust would not be able to satisfy the income and asset requirements for status as a REIT. In addition, any change in the Operating Partnership's status or that of a Property Partnership for tax purposes might be treated as a taxable event, in which case the Trust might incur a tax liability without any related cash distribution. See "-- Taxation of the Trust," above. Further, items of income and deduction for the Operating Partnership or a Property Partnership would not pass through to the respective partners, and the partners would be treated as stockholders for tax purposes. Each Partnership would be required to pay income tax at regular corporate tax rates on its net income and distributions to partners would constitute dividends that would not be deductible in computing the Partnership's taxable income.

INCOME TAXATION OF THE PARTNERSHIPS

Partners, Not the Operating Partnership or Property Partnerships, Subject to Tax

         A partnership is not a taxable entity for federal income tax purposes. Rather, the Trust will be required to take into account its allocable share of the income, gains, losses, deductions and credits of each of the Operating Partnership and the Property Partnerships for any taxable year of such Partnerships ending within or with the taxable year of the Trust, without regard to whether the Trust has received or will receive any cash distributions. The same will be true for the Operating Partnership with respect to its allocable share of the income, gains, losses, deductions and credits of each of the Property Partnerships.

Partnership Allocations

         Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations provided in the partnership agreement will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, which generally require that partnership allocations respect the economic arrangements of the partners.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Operating Partnership and the Property Partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Pre-Contribution Gain

         Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties owned (directly or indirectly) by the Trust and interests in Property Partnerships contributed to the Operating Partnership has been substantially in excess of their respective adjusted tax bases. The partnership agreements of each of the Operating Partnership and the Property Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to the "built-in" gain of the property at the time of contribution would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under
Section 704(c) of the Code.

         In general, participants in the formation of the Trust (and the Partnerships) have been allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the gain on the sale by the Partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Partnerships. Because the partnership agreements of the Partnerships adopt the "traditional method" in accounting for items allocable under Section 704(c) of the Code, the amounts of the special allocations of depreciation and gain under the special allocation rules of Section 704(c) of the Code may be limited by the so-called "ceiling rule" and may not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships may cause the Trust to be allocated less depreciation than would be available for newly purchased properties.

         The foregoing principles also apply in determining the earnings and profits of the Trust. The application of these rules may result in a larger share of the distributions from the Trust being taxable to shareholders as dividends.

BASIS IN OPERATING PARTNERSHIP INTEREST

         The Trust's adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Trust plus the fair market value of the Shares it issues or cash it pays upon conversion of interests in the Operating Partnership, (ii) has been, and will be, increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership and of the Property Partnerships and (iii) has been, and will be, reduced (but not below zero) by the Trust's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to the Trust, and by constructive distributions resulting from a reduction in the Trust's share of indebtedness of the Operating Partnership and the Property Partnerships.

         If the allocation of the Trust's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Trust's partnership interest in the Operating Partnership below zero, the loss is deferred until such time as the recognition of such loss would not reduce the Trust's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in the Trust's share of the indebtedness of the Operating Partnership or a Property Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Trust's adjusted tax basis below zero, such distributions (including such constructive distributions) would be includible as taxable income to the Trust in the amount of such excess. Such distributions and constructive distributions would normally be characterized as capital gain, and if the Trust's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions would constitute long-term capital gain. Based on Treasury Regulations to be issued, the tax rates applicable to such capital gain will likely vary depending on the precise amount of time such interest has been held by the Trust and the nature of the Operating Partnership's property.

SALE OF THE PARTNERSHIPS' PROPERTY

         Generally, any gain realized by the Operating Partnership or a Property Partnership on the sale of property held by the Operating Partnership or a Property Partnership, or on the sale of partnership interests in the Property Partnerships, if the property or partnership interests are held for more than one year, will be long-term capital gain (except for any portion of such gain that is treated as depreciation or cost recovery recapture), and may result in capital gain distributions to the shareholders. See "-- Taxation of Taxable Domestic Shareholders," below.

         The Trust's share of any gain realized on the sale of any property held by the Operating Partnership or a Property Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the trade or business of any of the Operating Partnership or the Property Partnerships will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the Property Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties and to make such occasional sales of such properties, including peripheral land, as are consistent with the investment objectives of the Trust and the Operating Partnership. Complete assurance cannot be given, however, that the Trust will be able to avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of business."

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

         As long as the Trust qualifies as a REIT, distributions made to the Trust's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Trust's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Subject to certain limitations, the Trust may further designate capital gain dividends as a "20% rate gain distribution" or an "unrecaptured section 1250 gain distribution," in which case such dividends will be taxable to recipient individual shareholders when received at tax rates of 20% and 25%, respectively. Corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held) assuming the shares are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Trust in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Trust and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Trust during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Trust.

         In general, a domestic shareholder will realize capital gain or loss on the disposition of common shares equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the shareholder's adjusted basis of such common shares. Subject to certain exceptions, the maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%. Any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding-period rules) will be treated as a long-term capital loss to the extent of distributions from the Trust required to be treated by such shareholder as long-term capital gain.

         The Trust may elect to retain its net long-term capital gains recognized during a taxable year ("Retained Gains") and pay a corporate-level tax on such Retained Gains. Corporations are currently subject to a maximum 35 percent tax on recognized capital gains. A shareholder owning the Trust's shares of beneficial interest on December 31 of any taxable year in which the Trust has Retained Gains would be required to include in gross income such shareholder's proportionate share of the Retained Gains (as designated by the Trust in a notice mailed to shareholders within 60 days following the end of the taxable year). The amount of any corporate-level tax paid by the Trust in respect of the Retained Gains (the "Trust Tax") would be treated as having been paid by the shareholders of the Trust and each shareholder would receive a credit for such shareholder's share of the Trust Tax. A shareholder's basis in his shares of beneficial interest would increase by the excess of such shareholder's proportionate share of the Retained Gains over the shareholder's share of the Trust Tax. Unless the Retained Gains were treated as actually distributed, it is possible that the Retained Gains might be subject to the Excise Tax.

BACKUP WITHHOLDING

         The Trust will report to its U.S. shareholders and the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Trust with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Trust may be required to withhold a portion of capital gain distributions to shareholders who fail to certify their non-foreign status to the Trust.

See "-- Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Generally, distributions to a tax-exempt entity from a real estate investment trust do not constitute unrelated business taxable income, as defined in Section 512(a) of the Code ("UBTI"), provided that the tax-exempt entity has not financed its acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. Thus, distributions by the Trust to shareholders that are tax-exempt should not be taxable as UBTI, provided that no acquisition indebtedness was incurred with respect to such shares. However, for tax-exempt entities that are social clubs, voluntary employee benefit associations, supplemental unemployment benefits trusts and qualified group legal service plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20), of the Code, respectively, income from an investment in the Trust will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for applicable purposes to offset the income generated by its investment in the Trust. These tax exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Some or all of the distributions by a real estate investment trust to a tax-exempt employee's pension fund that owns more than 10% in value of the real estate investment trust would be treated as UBTI if the real estate investment trust constitutes a "pension-held REIT" and if other conditions are met. In order to constitute a "pension-held REIT" the real estate investment trust must meet the test for classification as a real estate investment trust only because tax-exempt pension funds are not treated as a single individual for purposes of the "five-or-fewer" rule (see "Risk Factors -- Limitations on Changes in Control -- Ownership Limit") and either (A) one pension fund owns more than 25% in value of the real estate investment trust or (B) one or more pension funds (holding at least 10% in value of the real estate investment trust each) own, in the aggregate, more than 50% of the value of the real estate investment trust. In addition, the gross income of the real estate investment trust derived from activities that would constitute unrelated trades or businesses, computed as if the REIT was a "qualified trust," must be at least five percent of the gross income of the real estate investment trust in the taxable year in which the distributions are made. The ownership limitations in the Trust's Declaration of Trust (assuming no waiver by the Board of Trustees) would prevent the Trust from being classified as a "pension-held REIT."

TAXATION OF FOREIGN SHAREHOLDERS

         The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a summary of the rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in the Common Shares offered hereby, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws. If income from the investment in the Common Shares offered hereby is treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business or attributable to a permanent establishment that the Non-U.S. Shareholder maintains in the United States that is required by an applicable income tax treaty as a condition for subjecting the Non-U.S. Shareholder to tax on a "net income basis," the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to the dividends (and may also be subject to the 30% "branch profits" tax in the case of a shareholder that is a foreign corporation). The remainder of this discussion assumes that the distributions do not constitute "effectively connected" income. Prospective investors whose investment in common shares may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

         Distributions by the Trust that are not attributable to gain from sales or exchanges by the Trust of United States real property interests and not designated by the Trust as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Trust. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Distributions in excess of current and accumulated earnings and profits of the Trust will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Trust, as described below. The Trust expects to withhold United States income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. Shareholder unless
(i) a lower treaty rate applies and the Non-U.S. Shareholder files an IRS Form W-8BEN and an IRS taxpayer identification number if all necessary forms required to establish eligibility for the lower rate and provides certification as to such eligibility, if necessary, or (ii) the Non-U.S. Shareholder files an IRS Form W8-ECI with the Trust certifying that the investment to which the distribution relates is "effectively connected" to a United States trade or business of such Non-U.S. Shareholder. Lower treaty rates generally applicable to dividend income may not necessarily apply to distributions from a REIT, such as the Trust. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. The Trust is obligated to withhold 10% of the amount of any distribution in excess of the Trust's current and accumulated earnings and profits. However, amounts withheld are refundable if it is subsequently determined that the distribution was in excess of current and accumulated earnings and profits of the Trust and the amount withheld exceeded the Non-U.S. Shareholders' United States tax liability, if any.

         For any year in which the Trust qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Trust of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if the gain were "effectively connected" with a United States business. Non-U.S. Shareholders would be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), without regard to whether such distributions are designated by the Trust as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a "branch profits" tax in the hands of a foreign corporate shareholder at the rate of 30% unless reduced or eliminated by the treaty ("Branch Profits Tax"). The Trust is required by applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") to withhold 35% of any distribution that could be designated by the Trust as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally will not be taxed under FIRPTA if the Trust is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Trust currently is a "domestically controlled REIT," and anticipates continuing to be so classified, and therefore the sale of the common shares offered hereby should not be subject to taxation under FIRPTA. However, because the common shares will be publicly traded, no assurance can be given that the Trust will continue to so qualify. Notwithstanding the foregoing, any gain not otherwise subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (a shareholder that is a foreign corporation may also be subject to the Branch Profits Tax), or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States or maintains an office or a fixed place of business in the United States to which the gain is attributable, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the Branch Profits Tax).

         If the proceeds of a disposition of common shares are paid by or through a United States office of a broker, the payment is subject to information reporting requirements and to backup withholding unless the disposing Non-U.S. Shareholder certifies as to his name, address, and non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to the payment of disposition proceeds if the payment is made outside the United States through a non-United States broker. United States information reporting (but not backup withholding) will apply, however, to a payment of disposition proceeds outside the United States if (i) the payment is made through an office outside the United States that is either (a) a United States person, (b) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (c) a foreign partnership which is owned 50% or more by United States persons or is engaged in United States trade or business, (d) a United States branch of a foreign bank or foreign insurance company, or (e) a "controlled foreign corporation" for United States federal income tax purposes, and (ii) the broker fails to obtain documentary evidence that the Shareholder is a Non-U.S. Shareholder and that certain conditions are met or that the Non-U.S. Shareholder is otherwise entitled to an exemption.

                              PLAN OF DISTRIBUTION

         The Trust has been advised by the Selling Shareholder that the Selling Shareholders may sell his common shares from time to time in transactions on the NYSE, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Shareholder may effect these transactions by selling the common shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder or the purchasers of the common shares for whom the broker-dealer may act as an agent or to whom they may sell the common shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

         The Selling Shareholder and broker-dealers who act in connection with the sale of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on any resale of the common shares as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder (and, if they act as agent for the purchaser of the common shares, from such purchaser). Broker-dealers may agree with the Selling Shareholder to sell a specified number of common shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire common shares from the Selling Shareholder as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of those common shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of common shares involved; (c) the price at which these common shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to those securities for a period beginning when that person becomes a distribution participant and ending upon that person's completion of participation in a distribution, including stabilization activities in the common shares to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the common shares, the Selling Shareholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the Selling Shareholder is a participant in a distribution, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the common shares.

         The Selling Shareholder will pay all commissions and certain other expenses associated with the sale of the common shares. The common shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this prospectus. The Company has also agreed to indemnify the Selling Shareholder with respect to the common shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

         The common shares are listed on the NYSE.

                                  LEGAL MATTERS

         Saul Ewing LLP, Baltimore, Maryland, has rendered an opinion with respect to the legality of the common shares offered hereby. The statements in this prospectus under the captions "Tax Treatment of Conversion of Units" and "Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership" and the other statements herein relating to the Trust's qualification as a real estate investment trust have been passed upon for the Trust by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, although such firm has rendered no opinion as to matters involving the imposition of non-U.S. taxes on the operations of, and distributions of payments from, the Trust's United Kingdom affiliate.

                                     EXPERTS

         The consolidated financial statements and schedule of Liberty Property Trust appearing in Liberty Property Trust's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                                            Page
                                                                            ----
About This Prospectus.................................................         2

Where To Find Additional Information..................................         2

Risk Factors..........................................................         4

The Company...........................................................        19

Selling Shareholder...................................................        20

Federal Income Tax Considerations.....................................        21

With Respect To The Trust And The Operating Partnership...............        21

Plan Of Distribution..................................................        39

Legal Matters.........................................................        41

Experts  .............................................................        41

                                  57,612 SHARES
                                     LIBERTY
                                 PROPERTY TRUST

                                  COMMON SHARES
                             OF BENEFICIAL INTEREST

                                  ------------
                                   PROSPECTUS

                                  JUNE __, 2001

                                  ------------

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Trust.

Securities and Exchange Commission registration fee    $   420
Legal fees and expenses                                  5,000
Accounting fees and expenses                             2,500
Miscellaneous                                            2,000
                                                       -------
Total                                                  $ 9,920
                                                       =======

         All expenses, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under Section 8-301(15) and 2-418 of the Maryland General Corporation Law, as amended, the Trust has the power to indemnify trustees and officers under certain prescribed circumstances (including when authorized by a majority vote of a quorum of disinterested trustees, by a majority vote of a committee of two or more disinterested trustees, by independent legal counsel, or by shareholders) and, subject to certain limitations (including, unless otherwise determined by the proper court, when such trustee or officer is adjudged liable to the Trust), against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a trustee or officer of the Trust if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions including when such trustee or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Trust's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Article XII of the Trust's By-laws provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust against expenses (including legal fees) reasonably incurred by any of them in connection with the successful defense of a proceeding to which such person was made a party by reason of such status, whether the success of such defense was on the merits or otherwise, to the maximum extent permitted by law. The trustees, officers and shareholders of the Trust also have the right, in certain circumstances, to be paid in advance for expenses incurred in connection with any such proceedings.

ITEM 16. EXHIBITS.

         Item     Description
         ----     -----------
         4        Rights Agreement, dated as of December 17, 1997, by and
                  between the Trust and the Rights Agent (including as Exhibit A thereto the Form of Articles Supplementary Relating to
                  Designation, Preferences, and Rights of Series A Junior
                  Participating Preferred Shares of Liberty Property Trust, as
                  Exhibit B thereto the Form of Rights Certificate and as
                  Exhibit C thereto the Summary of Rights to Purchase Series A
                  Junior Participating Preferred Shares). (Incorporated by
                  reference to Exhibit 1 to the Trust's Registration Statement on Form 8-A filed with Commission on December 23, 1997).

         5        Opinion of Saul Ewing LLP.

         23.1     Consent of Ernst & Young LLP.

         23.2     Consent of Saul Ewing LLP (included in Exhibit 5).

         23.3     Consent of Morgan, Lewis & Bockius LLP

         24 Powers of Attorney (included on signature pages included in this Registration Statement).


ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the Prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWERS OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania, on the 27th day of June, 2001.


                                             LIBERTY PROPERTY TRUST

                                             By:/s/ Willard G. Rouse III
                                                -------------------------------
                                                    Willard G. Rouse III
                                                    President and
                                                    Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Willard G. Rouse III and George J. Alburger, Jr., his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities with the above Registrant and on the dates indicated.

Signature                                  Title                                            Date
---------                                  -----                                            ----
/s/ Willard G. Rouse III                   Chairman of the Board of Trustees,               June 27, 2001
--------------------------------------     President and Chief Executive Officer
Willard G. Rouse III                       (Principal Executive Officer)


Signature                                  Title                                            Date
---------                                  -----                                            ----
/s/ George J. Alburger, Jr.                Chief Financial Officer                          June 27, 2001
--------------------------------------     (Principal Financial and
George J. Alburger, Jr.                    Accounting Officer)

/s/ Frederick F. Buchholz                  Trustee                                          June 27, 2001
--------------------------------------
Frederick F. Buchholz

/s/ Thomas C. DeLoach, Jr.                 Trustee                                          June 27, 2001
--------------------------------------
Thomas C. DeLoach, Jr.

/s/ Joseph P. Denny                        Trustee                                          June 27, 2001
--------------------------------------
Joseph P. Denny

/s/ J. Anthony Hayden                      Trustee                                          June 27, 2001
--------------------------------------
J. Anthony Hayden

/s/ M. Leanne Lachman                      Trustee                                          June 27, 2001
--------------------------------------
M. Leanne Lachman

/s/ David L. Lingerfelt                    Trustee                                          June 27, 2001
--------------------------------------
David L. Lingerfelt

/s/ John A. Miller                         Trustee                                          June 27, 2001
--------------------------------------
John A. Miller

/s/ Stephen B. Siegel                      Trustee                                          June 27, 2001
--------------------------------------
Stephen B. Siegel